LIFEPOINT
HOSPITALS, INC.

Contact:	Penny L. Brake

Director, Finance

(615) 372-8532

LIFEPOINT HOSPITALS COMPLETES ACQUISITION OF
VILLE PLATTE MEDICAL CENTER

Brentwood, Tennessee (December 3, 2001) – LifePoint Hospitals, Inc. (NASDAQ: LPNT) today announced that it has completed, effective December 1, 2001, the purchase of Ville Platte Medical Center, a 116-bed acute care facility located in Ville Platte, Louisiana, and serving Evangeline Parish and South Central Louisiana.

     Kenneth C. Donahey, chairman and chief executive officer of LifePoint Hospitals, said, “We are excited to complete this acquisition. The Ville Platte community and medical staff have been tremendously supportive throughout this process. We look forward to working closely with the medical staff, employees and community to support the healthcare needs of Ville Platte and Evangeline Parish.”

     LifePoint Hospitals, Inc. operates 23 hospitals in non-urban areas. In most cases, the LifePoint facility is the only hospital in its community. LifePoint’s non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering high quality patient care, supporting physicians, creating excellent workplaces for its employees, providing community value, and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with over 6,000 employees.

     The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement to healthcare providers and insurers that may reduce payments; (ii) its ability to attract and retain qualified management and personnel, including physicians; (iii) the geographic concentration of the Company’s operations; (iv) risks associated with the Company’s acquisition and disposition strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; (vii) the potential adverse impact of government investigations and litigation involving the business practices of HCA (to the extent relating to periods prior to the Company’s formation); and (viii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

     All references to “Company” and “LifePoint” as used throughout this document refer to LifePoint Hospitals, Inc. and its affiliates.

-END-